For the period ended 01/31/06                                   Series 1, 2
File Number 811-2429

Sub-Item 77Q1(e):  Exhibits
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                              AMENDED AND RESTATED

                        INVESTMENT SUBADVISORY AGREEMENT

         AMENDMENT NO. 1 made as of the 1st day of January 2006 to the Amended and Restated Investment Subadvisory Agreement made as of the 18th day of October, 2002, and amended and restated as of the 1st day of May 2003, between USAA INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of the State of Delaware and having its principal place of business in San Antonio, Texas (IMCO) and MARSICO CAPITAL MANAGEMENT, LLC, a limited liability company organized under the laws of the Sate of Delaware and having its principal place of business in Denver, Colorado (MARSICO), with respect to services provided to series of USAA Mutual Fund, Inc.

         IMCO and MARSICO agree to modify and amend the Amended and Restated Investment Subadvisory Agreement described above (Agreement) as follows:

         1. SCHEDULE B. Schedule B to the Agreement, setting forth the fees payable to MARSICO with respect to each Fund, is hereby replaced in its entirety by Schedule B attached hereto.

         2. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, IMCO and MARSICO have caused this Amendment No. 1 to be executed as of the date first set forth above.

Attest:                                    USAA INVESTMENT MANAGEMENT
                                           COMPANY


By:  /s/ Mark S. Howard                    By:  /s/ Christopher W. Claus
   ---------------------------------           -------------------------------
Name:    Mark S. Howard                    Name:  Christopher W. Claus
Title:   Secretary                         Title: President



                                           By:   /s/ Stephen W. Townsend
                                                ---------------------------
                                           Name: Stephen W. Townsend
                                           Title: Authorized Signatory


Attest:                                    MARSICO CAPITAL MANAGEMENT, LLC


By:   /s/ Thomas M. J. Kerwin              By: /s/ Christopher J. Marsico
      ------------------------                 ---------------------------
Name: Thomas M. J. Kerwin                  Name: Christopher J. Marsico
Title: General Counsel                     Title:President

                                   SCHEDULE B

                                      FEES

                                           RATE PER ANNUM OF THE AVERAGE DAILY
           FUND ACCOUNT                    NET ASSETS OF THE FUND ACCOUNT


USAA Aggressive Growth Fund                0.35%*

USAA Growth Fund                           0.35%*





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     * MARSICO agrees that it will not seek to increase this fee rate during the four-year period ending December 31, 2009 (the Four-Year Lock). This Four-Year Lock does not limit the rights of a Fund's shareholders, a Fund's Board, or IMCO as set forth in Section 6 of the Agreement ("Duration and Termination of this Agreement")